Exhibit 10.22
FERGUSON ENTERPRISES, INC. EXECUTIVE RETIREMENT PLAN
(Amended and Restated
Effective January 1, 2004)

FERGUSON ENTERPRISES, INC.
EXECUTIVE RETIREMENT PLAN

ARTICLE II		10
ELIGIBILITY		10

ARTICLE III		11
CONTRIBUTIONS TO ACCOUNTS		11
3.1	Accounts	11
3.2	Deferrals	11
3.3	Matching Contributions	12
3.4	Annual SERP Contributions	13
3.5	Discretionary Credits	13
3.6	Deferred Bonus Plan Account Transfers	13

ARTICLE IV		14
ADJUSTMENTS TO ACCOUNTS FOR EARNINGS		14
4.1	Adjustments to Accounts	14
4.2	Charge Against Accounts	15
4.3	Statement of Account Balances	15

ARTICLE V		16
BENEFITS		16
5.1	Distributable Event	16
5.2	Forms of Payment	16
5.3	Distribution Election Procedure	16
5.4	Emergency Benefit	17
5.5	Scheduled Distributions	17
5.6	Death Benefits	18
5.7	Lump Sum Payment Following Change in Control	18
5.8	Acceleration of Payments	19
5.9	Small Benefit	19
5.10	Withholding: Payroll Taxes	19

ARTICLE VI		20
BENEFICIARY DESIGNATION		20

ARTICLE VII		22
CONTRIBUTIONS		22

ARTICLE VIII		24
ADMINISTRATION OF PLAN		24
8.1	Plan Administrator	24
8.2	Examination of Records	25
8.3	Reliance on Reports and Certificates	25
8.4	Action by the Retirement Plan Committee	25
8.5	Nondiscriminatory Exercise of Authority	25
8.6	Indemnification of Retirement Plan Committee	26
8.7	Compensation, Indemnity and Liability	26

ARTICLE IX		27
MISCELLANEOUS		27
9.1	Alienability and Assignment Prohibition	27

9.2	Binding Obligation of Employer and Any Successor in Interest	27
9.3	Amendment or Termination	27
9.4	Claims Procedure	28
9.5	Employment and Other Rights	28
9.6	Governing Law	28
9.7	Construction of Plan Provisions	29
9.8	Successors and Assigns	29

FERGUSON ENTERPRISES, INC.
EXECUTIVE RETIREMENT PLAN
(Amended and Restated,
Effective January 1, 2004)
THIS EXECUTIVE RETIREMENT PLAN, amended and restated in the City of Newport News, Virginia, effective this 1st day of January, 2004, by FERGUSON ENTERPRISES, INC., a Virginia corporation (the “Company”), and any related corporation which joins in the adoption of this Plan (the Company and each adopting affiliate are collectively referred to hereinafter as the “Employer”).
PREAMBLE
Effective August 1, 1991, and amended effective January 1, 1997, the Company adopted the Ferguson Enterprises, Inc. Supplemental Retirement Plan (the “SERP”) for the purpose of supplementing the retirement income of executive employees whose elective deferrals and matching contributions under the Ferguson Enterprises, Inc. Retirement Savings Plan (the “Ferguson 401(k) Plan”) are restricted by the limitations on includible compensation under § 401(a)(17) of the Internal Revenue Code of 1986, as well as other executive employees who may be designated as eligible for the SERP by the Board.
On April 1, 1996, the Company adopted the Ferguson Enterprises, Inc. Executive Retirement Plan (the “Plan”). The purpose of the Plan is to provide a means whereby the Company may afford a measure of financial security to certain executive employees of the Company and its subsidiaries who have rendered and continue to render valuable services for their Employer. The Plan is intended to provide for future income needs of these employees, so that their services may be retained and their productive efforts encouraged. Effective January 1, 1997, the Plan was amended and restated in its entirety to allow the Participants to select “deemed” investments for the purpose of calculating earnings on their Account balances.

Effective October 1, 1997, the Plan was amended to reflect the liability shown on the Employer’s books and records for SERP benefits for all Participants in the SERP, after they became fully vested in their accrued benefits following attainment of age 55 and completion of 20 Years of Service, as part of such Participant’s Account under this Plan.
Effective April 28, 1998, the Ferguson Enterprises, Inc. Deferred Bonus Plan (the “Deferred Bonus Plan”) was discontinued as a separate plan and, instead, incorporated into the Plan, and the liability shown on the Employer’s books and records for all Participants who had account balances under the Deferred Bonus Plan was transferred on the books and records of the Employer to this Plan. This Plan was amended effective April 28, 1998, to reflect the account balances Participants had earned under the Deferred Bonus Plan, prior to its discontinuance as a separate program.
Effective July 1, 2000, this Plan was amended and restated in its entirety to incorporate various changes desired by the Company and to revise the distribution provisions of the Plan.
Effective January 1, 2004, all account balances and liabilities accrued under the SERP are transferred on the Employer’s books and records to such Participants’ Accounts under this Plan, and this Plan is amended and restated in its entirety to incorporate the prior provisions of the SERP and various plan changes desired by the Company.
The rights and benefits of a Participant who had any balance or accrued benefit under the SERP or the Plan on December 31, 2003, shall be governed by the terms and conditions of this amended and restated Plan. Amounts accrued, distributed or forfeited under the Deferred Bonus Plan, the SERP or this Plan prior to December 31, 2003, are governed by the provisions of each such respective document, as then in effect.
The Company intends that this amended and restated Plan be considered an unfunded arrangement, maintained primarily to provide deferred compensation benefits for the Participants, members of a select group of management or highly compensated employees of the Company, for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA’), and regulations thereunder.

By separate agreement, the Employer may create a trust (the “Trust”) to facilitate the payment of deferred compensation to Participants under this Plan. The Trust and any assets held by the Trust to assist the Employer in meeting its obligations under this Plan will conform to the terms of the model trust described in Revenue Procedure 92-64.

ARTICLE I
DEFINITIONS
1.1 “Account” means the bookkeeping reserve account established on the Employer’s financial records to record the aggregate interest of a Participant in this Plan. Within each Account, separate subaccounts shall be maintained to the extent necessary for the administration of the Plan, including method of payment elections related to contribution amounts for different Plan Years.
1.2 “Annual Account Balance” means the portion of a Participant’s Account representing his Deferral, Matching, Discretionary Company, SERP, and Rollover Contributions made in a particular Plan Year, together with all earnings thereafter credited to such Contributions.
1.3 “Beneficiary” means the person or persons, estate or trust entitled to receive any amount in the event of the death of a Participant or former Participant in accordance with Article VI.
1.4 “Board” means the Board of Directors of the Company.
1.5 “Change in Control” means (i) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of the combined voting power of the then outstanding voting securities issued by the Company or any of its “parent corporations,” as defined below; provided, however, that a purchase or other acquisition of such securities by an entity controlled immediately prior to such purchase or acquisition by an ultimate parent corporation common to both the Company and such purchasing or acquiring entity shall be disregarded for purposes of this definition; (ii) the approval by the stockholders of the Company or any of its parent corporations of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Company or any of its parent corporations immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company or parent corporation’s then outstanding securities; provided, however, that a reorganization, merger or consolidation of the Company or any of its parent corporations which leaves the Company or parent corporation subject to control by the same ultimate parent corporation as had control immediately prior to such reorganization, merger or consolidation shall be disregarded for purposes of this definition; (iii) a liquidation or dissolution of the Company; (iv) the sale of fifty percent (50%) or more of the Company’s assets; (v) a sale of any portion of the Company’s assets or operations which, on the basis of the Company’s most recent audited financial statement, will result or is projected to result in a thirty percent (30%) or more reduction in the Company’s gross revenues for the current period, compared to the period covered by such audited financial statement; (vi) any other corporate transaction, including a layoff or reduction in force, which results in the involuntary termination of employment of fifty percent (50%) or more of the Participants in this Plan; or (vii) a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s board of directors immediately prior to the date of the appointment or election. “Parent Corporations,” as used herein, means the corporation which owns 80% or more of the combined voting power of the then outstanding voting securities issued by the Company and any other corporation in the controlled group of parent-subsidiary corporations which, at the time of reference, owns 80% or more of the voting stock of its immediate subsidiary corporation.
1.6 “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereof, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.
1.7 “Company” means Ferguson Enterprises, Inc., and any successor which shall maintain this Plan.
1.8 “Compensation” means the total amount of Salary, Bonus and other payments received by a Participant during the Plan Year, plus pretax salary deferral amounts under this or any other non-qualified deferred compensation arrangement sponsored by the Employer, and pretax payroll savings contributions under the § 401(k) Plan and/or the § 125 plan, but excluding expense allowances, moving allowances, and excess group term life insurance.The following sub-definitions of Compensation apply for the specific provisions of the Plan noted:

(i)“Qualified Plan Compensation,” for purposes of determining the Matching Contributions under Section 3.3, means the amount of each Eligible Employee’s “Compensation” up to the adjusted limitation under Code § 401(a)(17) in effect for the current Plan Year ($205,000 for the Plan Year beginning in 2004).
(ii)“SERP Compensation,” for purposes of determining SERP Contributions under Section 3.4, means the amount of each Participant’s “Compensation” in excess of the adjusted limitation under Code § 401(a)(17) in effect for the current Plan Year ($205,000 for the Plan Year beginning in 2004).
(iii)“Salary” means that portion of a Participant’s Compensation which is payable on a regular and periodic basis in accordance with the Employer’s normal and customary payroll procedures.
(iv)“Bonus” means any annual, quarterly or other periodic payment of discretionary incentive Compensation for services rendered which is in addition to a Participant’s regular Salary.
1.9 “Declared Investment Rate” means the deemed rate of return (positive or negative) applied to a Participant’s Account balance that corresponds to the gains or losses actually generated by the various investment funds selected by the Participant from those designated by the Retirement Plan Committee from time to time.
1.10 “Deferral” or “Deferrals” means the amount of voluntary, pre-tax Salary or Bonus payments elected to be deferred and credited to a Participant’s Account under Article III.
1.11 “Deferral Election” means the election by a Participant under this Plan to defer a portion of the Participant’s Salary or Bonus, as the case may be, pursuant to Article III.
1.12 “Deferred Bonus Plan” means the Ferguson Enterprises, Inc. Deferred Bonus Plan which, effective April 28, 1998, was merged into and incorporated as part of this Plan.
1.13 “Disability” means any physical or mental injury, condition or impairment which,

in the opinion of a licensed physician selected by the Employer, renders the Participant incapable or unable to continue the performance of the regular duties of his position and is likely to be of permanent or indefinite duration.
1.14 “Discretionary Company Contributions” means the amount of deferred compensation credited to a Participant’s Account pursuant to Section 3.4.
1.15 “Distributable Event” means, with respect to some portion or all of a Participant’s Account, the first to occur of such Participant’s Scheduled Distribution, Retirement, Disability, or termination of employment.
1.16 “Distribution Election” means, with respect to some portion or all of a Participant’s Account, the most recent election filed by a Participant prior to the end of the Distribution Election Period as to the form of payment of such portion of the amounts credited to a Participant’s Account upon the occurrence of a Distributable Event.
1.17 “Distribution Election Period” means the period ending 13 months prior to the occurrence of the Distributable Event to which the election applies.
1.18 “Effective Date” means January 1, 2004, the effective date of this amended and restated Plan.
1.19 “Eligible Employee” means any employee of the Employer whose Compensation for any Plan Year beginning on or after January 1, 2004, exceeds $205,000 or such higher figure announced by the Internal Revenue Service as the adjusted limitation in effect for the Plan Year concerned under Code § 401(a)(17), and any other employee who is designated by the Retirement Plan Committee to be eligible to participate in the Plan as provided in Article II.
1.20 “Employer” means Ferguson Enterprises, Inc., and any member of the controlled group of corporations which includes Ferguson Enterprises, Inc., which, with the consent of Ferguson Enterprises, Inc., has adopted this Plan.
1.21    “Installment Distribution” means a series of quarterly installments paid on the first day of January, April, July and October over the five (5), ten (10) or fifteen (15) year period beginning on the first day of the first quarter beginning at least 45 days after the date of a

Participant’s retirement or Disability, as elected by the Participant.
1.22 “Lump Sum Distribution” means a single sum payment.
1.23 “Matching Contribution” means the amount credited to a Participant’s Account to match his Deferrals, pursuant to Article III.
1.24 “Normal Retirement Age” means age sixty-five (65).
1.25 “Participant” means an Eligible Employee who has an Account balance in the Plan.
1.26 “Plan” means the Ferguson Enterprises, Inc. Executive Retirement Plan, as herein amended and restated, and all amendments thereto.
1.27 “Plan Year” means a 12-month period beginning on January 1 and ending on the following December 31 of each year.
1.28 “Retirement” means the termination of a Participant’s employment with the Employer after his attainment of Retirement Age.
1.29 “Retirement Age” of a Participant means the date on which he shall have attained the age of fifty-five (55).
1.30 “Retirement Plan Committee” means the committee appointed from time to time by the Board to supervise the administration of the Plan, and to perform the duties described in Section 8.2, and any other duties prescribed by the Board.
1.31 “Rollover” means amounts previously shown on the Employer’s financial records as the accruals of Participants in the SERP, the Deferred Bonus Plan or any other nonqualified deferred compensation plan maintained by an Employer which have been transferred to this Plan, including deferrals and Company contributions under the Familian Northwest, Inc. Deferred Compensation Plan. Rollover balances from each such nonqualified plan shall be accounted for separately, such that there is a record of the source of such balance.
1.32 “Scheduled Distribution” means a lump sum distribution, prior to the Distributable Event, of all or a portion of a Participant’s Account balance on a specified date elected by the Participant pursuant to Article V.

1.33 “SERP” means the Ferguson Enterprises, Inc. Supplemental Retirement Plan, originally effective August 1, 1991, which, pursuant to the provisions of this Plan, as herein amended and restated effective January 1, 2004, is incorporated into this Plan.
1.34 “SERP Contributions” means the amount credited to a Participant’s SERP Account on the basis of his SERP Compensation pursuant to Section 3.4.
1.35 “SERP Vesting Date” means the first to occur of the date (i) of any Change in Control of the Company; (ii) a Participant dies or becomes Disabled while employed by an Employer; or (iii) a Participant attains the age of fifty-five (55) and completes twenty (20) Years of Service, upon which date the Participant shall become fully vested in his SERP contributions and earnings thereon.
1.36 “Years of Service” means the number of 12-month periods of continuous employment with the Company completed by an Eligible Employee between his date of hire and date of termination of employment, calculated with reference to his original date of hire by an Employer and anniversaries thereof.
1.37 “401(k) Plan” means the Ferguson Enterprises, Inc. Retirement Savings Plan, as amended from time to time, or any successor thereto.

ARTICLE II
ELIGIBILITY
The Retirement Plan Committee shall designate the employees who are eligible to participate in the Plan from among those employees who are members of a select group of key members of management or highly compensated employees of the Employer (“Eligible Employees”). Each Eligible Employee shall commence participation in the Plan in accordance with Section 3.2. Once designated by the Retirement Plan Committee as an Eligible Employee, such employee shall remain an Eligible Employee until the Plan Year when the Retirement Plan Committee affirmatively revokes the employee’s designation as an Eligible Employee.

ARTICLE III
CONTRIBUTIONS TO ACCOUNTS
3.1    Accounts. The Employer shall create a special account on its books and financial records (the “Account”) for the purpose of crediting deferred compensation to each Participant under this Plan. The Account of each Participant shall track the total amount of Deferrals, Matching, Rollover, SERP Contributions, or Discretionary Company Contributions to such Account for each Plan Year and earnings thereon. All amounts credited to each Participant’s Account are credited solely for purposes of accounting and computations and shall remain the assets of the Employer subject to the claims of the Employer’s general creditors.
3.2    Deferrals.
(a)Election Procedures. Any Eligible Employee may enroll in the pre-tax compensation deferral feature of the Plan. A Deferral Election must be filed by an Eligible Employee with respect to every Plan Year in which the Eligible Employee wishes to participate. The Deferral Election may be made, effective as of the first day of a Plan Year, by filing a completed and fully executed Deferral Election, on forms provided for this purpose, with the Retirement Plan Committee during enrollment periods established by the Retirement Plan Committee, but in no event later than December 31 preceding the year of the Deferral. Notwithstanding the preceding sentence, an employee who, for the first time, becomes an Eligible Employee during a Plan Year, may file a Deferral Election for the balance of such Plan Year. On his Deferral Election, each Eligible Employee shall irrevocably elect the amount of his Compensation to defer for such Plan Year (“Deferrals”). With respect to any employee who is designated as an Eligible Employee after the commencement of a Plan Year, the Deferral Election shall only pertain to Compensation earned and payable after the date a fully completed and executed Deferral Election is filed with the Retirement Plan Committee.
(b)Restrictions on Deferrals. An Eligible Employee may make a Deferral Election with respect to either Salary and/or Bonus amounts earned and payable during the following Plan Year.

(i)A Deferral Election related to Salary shall be made as a specific dollar amount of such Salary. The maximum amount that may be deferred is one hundred percent (100%) of Compensation available after deductions for § 125 plan contributions and deferrals under the Employer’s 401(k) plan and deferrals under any other non-qualified plan sponsored by the Employer. There is no minimum amount of Salary that can be deferred.
(ii)A Deferral Election related to Bonus payments shall be either a specific dollar amount or a fixed percentage of such Bonus. In the event the Eligible Employee’s Bonus for the year concerned is less than the dollar amount specified, the entire amount of such Bonus shall be deferred under the Plan.
(c)    Termination of Deferral Election. A Participant’s Deferral Election shall terminate automatically upon the first to occur of: (i) his termination of employment with an Employer, or (ii) the termination of his status as an Eligible Employee under Article II. Any Compensation otherwise payable to the Participant for services rendered in the Plan Year in which such termination occurs shall be paid to the Participant without regard to his Deferral Election.
3.3    Matching Contributions. In addition to each Participant’s Deferrals, the Employer shall credit to such Participant’s Account a Matching Contribution equal to fifty percent (50%) of the Participant’s Deferrals for the Plan Year; provided, however, that the amount credited to each Participant as a Matching Contribution shall not exceed two and one-half percent (2.5%) of the Participant’s Qualified Plan Compensation. Matching Contributions shall be credited to Participants’ Accounts on the last day of each month.
(a)    Forfeiture of Match. Notwithstanding anything hereinabove to the contrary, the Matching and Discretionary Company Contributions credited to a Participant’s Account under this Plan for a Plan Year, and all earnings thereon, shall be forfeited if the Participant elects to defer more than two percent (2%) of his Qualified Plan Compensation into the 401(k) Plan for the same Plan Year. All amounts forfeited hereunder shall be reallocated at the end of the Plan Year in which the forfeiture occurred to the Accounts of Participants who made proper Deferral Elections for such Plan Year, in the proportion that each such Participant’s Qualified Plan Compensation for the year bears to all such Participants’ Qualified Plan

Compensation for the year. The forfeiture provision of this Section 3.3(a) shall not apply to the 401(k) Plan deferrals made by new Eligible Employees prior to entering this Plan.
3.4    Annual SERP Contributions. The Company shall credit to the Account of each Participant an amount equal to three and one-half percent (3.5%) of such Participant’s SERP Compensation, if any, for the preceding Plan Year.
(a)    Forfeiture of SERP Balances. All SERP Contributions credited to an Participant’s Account, together with earnings thereon, shall be forfeited if the Participant terminates employment with the Company for any reason prior to the SERP Vesting Date.
3.5    Discretionary Credits. In addition to the amount credited to the Accounts of each Participant under Sections 3.3 and 3.4 above, the Board may irrevocably declare, in writing, an additional amount, or formula for determining an additional amount, to be credited by the Employer to the Account of each Participant under this Plan for a Plan Year. In making its determinations hereunder, the Board shall not be bound by the amount or formula declared for any previous Plan Year, but shall have full discretion to declare a higher or lower amount than that specified previously, and shall have discretion to establish varying amounts for different classes of, or for particular, Participant’s. Once the amount or formula for determining the amount to be credited to each Participant’s Account has been declared for a Plan Year, however, the Board may not subsequently revoke or reduce such credits for any reason.
3.6    Deferred Bonus Plan Account Transfers. Effective April 28, 1998, the account balance of each participant in the Deferred Bonus Plan was transferred on the books and records of the Employer from the Deferred Bonus Plan to this Plan. Such transferred account balances are recorded as “Rollover” contributions for the year concerned under this Plan and, effective April 28, 1998, such amounts accrued earnings in accordance with the Allocations Election made by the Participant with respect to his other contributions (Deferral, Matching or Discretionary Company Contributions) for the Plan Year in which such Rollover occurred, pursuant to Section 4.1. The distribution provisions of Article V apply to all such Rollovers.

ARTICLE IV
ADJUSTMENTS TO ACCOUNTS FOR EARNINGS
4.1    Adjustments to Accounts. Contribution amounts (Deferrals, Matching, Discretionary Company, and Rollover Contributions), credited to each Participant’s Account shall be credited with deemed earnings, commencing when any amount is credited to the Participant’s Account and continuing until all amounts credited to the Account have been distributed to the Participant or his Beneficiary. Each Participant’s Account shall be credited at the end of each month with the applicable Declared Investment Rates, described in subsection 4.1(a) below.
Notwithstanding anything above to the contrary, unvested SERP balances shall be credited with earnings at the rate declared by the Retirement Plan Committee with respect to the “Stable Value Fund,” maintained by the Retirement Plan Committee as one of the investment funds under the Plan. The Retirement Plan Committee shall adjust the interest crediting rate for the Stable Value Fund every six (6) months, by reference to the interest crediting rate announced by CIGNA under the CIGNA Guaranteed Investment Contract (“CIGNA GIC”) under the Ferguson 401(k) Plan, or any replacement or successor to the CIGNA GIC. SERP balances, from and after the SERP Vesting Date, shall continue to be credited with interest at the rate announced by the Retirement Plan Committee for the Stable Value Fund, unless and until the Participant affirmatively elects to have his vested SERP balance credited with one or more alternate Declared Investment Rates.
Each Participant’s Account shall be credited each day that the financial markets in the United States are open with the applicable Declared Investment Rates as follows:
(a)    By filing an Allocations Election with the Retirement Plan Committee, a Participant may elect to have his Account (or any future Deferrals, Matching, Discretionary Company and Rollover Contributions), other than unvested SERP balances, credited with any combination of Declared Investment Rates in 5% increments, provided the total does not exceed 100% of the contribution amounts. The Participant’s Account will be credited with a rate of return (positive or negative) for the Declared Investment Rates which he elects based upon the notional gain or loss that would have been generated if the Account balance had been invested in the investment funds elected by the Participant, less fund management and administrative charges as determined by the Retirement Plan Committee.
(b)A Participant may change his Allocations Election as of any business day that the U.S. financial markets are open, pursuant to the procedures established by the Retirement Plan Committee. Unless the Participant indicates otherwise, any such new Allocations Election shall apply to all of the Participant’s Account; provided, however, that a Participant may have separate Allocations Elections in effect, one applicable to all amounts contributed to the Plan before a specified date, other than SERP balances, and a second Allocations Election applicable to all amounts, other than SERP balances, contributed to the Plan on and after such date.
(c)Accounts are subject to investment risk because the actual performance of the investment fund that is chosen to measure the Declared Investment Rate may be either positive or negative. Account balances will not necessarily be invested in these investment funds by the Employer, even though the actual performance of the investment fund that is chosen to measure the Declared Investment Rate will determine the rate of return (positive or negative) on the Participant’s Account.
4.2    Charge Against Accounts. There shall be charged against each Participant’s Account any payments made to the Participant or Beneficiary in accordance with Article V.
4.3    Statement of Account Balances. The Retirement Plan Committee shall submit to each Participant, within sixty (60) days after the close of each quarter of a Plan Year, a statement of the balance in each such Participant’s Account, in such form as the Retirement Plan Committee deems appropriate.

ARTICLE V
BENEFITS

5.1    Distributable Event. All or a portion of a Participant’s Account balance shall be paid or shall commence to be paid to him or his Beneficiary, in the form of payment selected by the Participant in his Distribution Election, following the occurrence of one or more “Distributable Events,” as defined below. The phrase “Distributable Event,” for purposes of this Plan, shall mean, with respect to some portion or all of the Participant’s Account, the first to occur of the following events:
(a)Retirement at or after the Participant’s attainment of Retirement Age;
(b)Disability; or
(c)Termination of the Participant’s employment for any reason other than Retirement or Disability.
(d)Scheduled Distribution(s) pursuant to Section 5.5.
5.2    Forms of Payment. The forms of payment available under the Plan are: (a) a lump sum in cash paid within forty-five (45) days of the Distributable Event; (b) twenty (20) substantially equal quarterly installments over a period of five (5) years; (c) forty (40) substantially equal quarterly installments over a period of ten (10) years; or (d) sixty (60) substantially equal quarterly installments over a period of fifteen (15) years, or any combination thereof. Installment payments shall commence on the first day of the first calendar quarter beginning at least forty-five (45) days after the date of the Distributable Event.
If a Participant elects to receive all or any part of his Account balance in installments, the amount to be paid on the first day of each January, April, July and October during the installment period shall be the then value of the portion of the Participant’s Account balance to be paid in said installments, divided by the number of installment payments then remaining.
5.3    Distribution Election Procedure. Each Participant may file one or more Distribution Elections prior to the end of the Distribution Election Period, specifying the form or forms of payment pursuant to which all or any portion of his Account shall be paid upon the occurrence of a Distributable Event. A Participant’s Distribution Election, once filed, may be superseded by one or more later filed Distribution Election(s) as long as the second or subsequent Distribution Election is filed prior to the end of the Distribution Election Period for the Distributable Event to which such Election applies. In the event a Participant fails to file any Distribution Election with respect to a Distributable Event prior to the end of the Distribution Election Period, the portion of the Participant’s Account which becomes payable as a result of such Distributable Event shall be paid to him in a single lump sum in cash.
5.4    Emergency Benefit. In the event that the Retirement Plan Committee determines, in its sole discretion, upon written petition of the Participant or Beneficiary, that the Participant or Beneficiary has suffered an unforeseeable financial emergency, the Employer shall pay to the Participant or Beneficiary, as soon as practicable following such determination, the amount necessary to meet the emergency not in excess of the Participant’s Account balance. For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. The Participant’s Account balance shall be reduced by the amount paid to him on account of such financial emergency.
5.5    Scheduled Distributions.
(a)In General. A Participant may, when filing his Deferral Election, elect to receive one or more lump sum distributions while employed of all or a specified portion or percentage of the amounts credited to his Annual Account Balance to which such Deferral Election relates. The election of a Scheduled Distribution may only be cancelled or changed if the Participant files a new Distribution Election applicable to such portion or percentage of such Annual Account Balance prior to the end of the Distribution Election Period.
(b)Timing and Form of Distribution. The Participant may elect to receive a Scheduled Distribution during any Plan Year, beginning with the third Plan Year following the Plan Year to which the Participant’s Deferral Election applies. The Participant may elect to receive more than one Scheduled Distribution for each Annual Account Balance, and may elect to receive Scheduled Distributions from different Annual Account Balances on the same date or dates. A Participant will receive his Scheduled Distribution(s) in a lump sum in January of the Plan Year specified in his Deferral Election, unless such Scheduled Distribution(s) is superceded by a subsequent and timely filed Distribution Election.

(c)    Election Preserved Upon Prior Occurrence of Distributable Event. If a Distributable Event occurs with respect to a Participant prior to the date selected by the Participant for his Scheduled Distribution(s), the election to receive the Scheduled Distribution(s) shall not be voided but shall be preserved and honored to the extent compatible with the form of payout selected by the Participant prior to the end of the Distribution Election Period to take effect upon such Distributable Event.
5.6    Death Benefits. Notwithstanding the form of payment elected by a Participant with respect to the Distributable Event, in the event of the death of the Participant, whether prior to or after the occurrence of the Distributable Event, the Employer shall pay all remaining amounts credited to the Participant’s Account to the Beneficiary or Beneficiaries, and in the form, designated by the Participant pursuant to Article VI.
5.7    Lump Sum Payment Following Change in Control. Notwithstanding anything hereinabove to the contrary, each Participant will receive his full Account balance in a lump sum within ninety (90) days of the date of any Change in Control of the Company, regardless of any previous Distribution Election by the Participant and regardless of whether the Participant has terminated employment, died, become Disabled or is eligible for Retirement unless, prior to the ninetieth (90th) day after the date of such Change in Control, (i) Participants whose Account Balances comprise at least seventy-five percent (75%) of the value of the balances of all Participants who were actively employed by the Employer on the day before the date of the Change in Control, and (ii) the board of directors of the successor to the Company following the Change in Control agree that no Participant shall receive any such lump sum payment and that the Plan, as in effect on the day before the Change in Control, is to be continued on an uninterrupted basis following the Change in Control.
5.8    Acceleration of Payments. The Board may, in its sole discretion, without the consent of any Participant or Beneficiary or other party and without incurring any liability to any Participant or Beneficiary, direct the Employer to accelerate the payment of all or any portion of a Participant’s Account to the Participant or his Beneficiary, on any date prior to the date on which such amounts would have otherwise been paid under this Article V or under Sections 3.5 and 3.6; provided, however, that any such direction by the Board to accelerate the payout of Account balances shall apply uniformly and consistently to all Participants similarly situated.

5.9    Small Benefit. Notwithstanding anything herein to the contrary, in the event the total amount owed to a Participant or a Beneficiary after the Participant ceases to be an Employee is $15,000 or less, the Retirement Plan Committee, in its sole and absolute discretion, may elect to distribute any such amount in a single lump sum payment.
5.10     Withholding: Payroll Taxes. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder the minimum taxes required to be withheld by the federal or any state or local government. As to any payroll tax that is due from a Participant for Compensation deferred under this Plan, the Employer shall collect such tax from funds paid to such Participant with respect to other compensation not deferred under the Plan unless said other compensation is insufficient to pay such payroll taxes whereupon the shortfall shall serve to reduce the elected Deferral amount.

ARTICLE VI
BENEFICIARY DESIGNATION
Each Participant shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payment under this Plan shall be made and the form of such payment, i.e., lump sum or installment payout, in the event of the Participant’s death prior to complete distribution of his Account. Each Beneficiary designation shall become effective only when filed in a notarized writing with the Retirement Plan Committee on a form prescribed by the Retirement Plan Committee.
The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.
If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Retirement Plan Committee shall direct the distribution of such benefits to the Participant’s estate.
The Participant may designate one or more Primary and Contingent Beneficiary(ies), and the form of payment, i.e., lump sum or installment payout, applicable to each. If more than one Primary Beneficiary is designated, each Primary Beneficiary shall receive the percentage of the Participant’s Account balance specified on his Beneficiary designation form or, if no such percentage is specified, each Primary Beneficiary shall share equally in the Account. In the event one or more Primary Beneficiaries predecease the Participant, the Participant’s Account will be paid to such Primary Beneficiaries as survive him in proportion to their relative percentage shares. If any Beneficiary who is receiving installment payments dies prior to receipt of all such payments, the remaining amounts will be paid to the estate of such Beneficiary in a lump sum. If the Participant fails to designate a form of payment for a Beneficiary, such undesignated amount shall be paid in a lump sum.
Contingent Beneficiaries will receive payments from the Plan only if no Primary Beneficiaries survive the Participant. If more than one Contingent Beneficiary is designated, the rules for dividing the Participant’s Account balance are the same as those set forth above for Primary Beneficiaries.

The Employer shall pay or begin to pay the Participant’s Account balance to the proper Beneficiary(ies), as per the above rules and the Participant’s Beneficiary designation form, in the form selected by the Participant, within forty-five (45) days of the Retirement Plan Committee’s receipt of satisfactory certification of the death of the Participant.

ARTICLE VII
CONTRIBUTIONS
All Participants and Beneficiaries shall have the status of general unsecured creditors of the Employer. The Plan constitutes a mere promise by the Employer to pay the Participants’ Accounts in the future. Consequently, no Employer shall have any obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. All Participants and Beneficiaries shall be and remain general creditors of the Employer in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Participant, his Beneficiary, or any other person claiming through the Participant, shall only have the contractual right to receive from the Employer the benefits specified in this Plan. The Employer’s obligation to pay the Participant the full amount of his Account balance shall be offset by any amounts paid from any Trust established by the Employer to facilitate the payment of benefits to the Participant or his Beneficiaries.
The Employer reserves the absolute right at its sole discretion either to set aside funds to assist in fulfilling the obligations undertaken by this Plan or to refrain from so setting aside funds and to determine the extent, nature, and method of so setting aside funds. Should the Employer elect to make contributions to a Trust, through the purchase of life insurance, mutual funds, stocks, bonds, disability policies, annuities, or other properties, and the contribution of such properties to such Trust, the Employer reserves the absolute right, in its sole discretion, to terminate such contributions at any time, in whole or in part; provided, however, that no such termination of contributions to a Trust shall entitle the Employer to any reversion of assets from such Trust, other than in accordance with the terms and conditions of such Trust.
Notwithstanding anything hereinabove to the contrary, upon a Change in Control of the Company, the Employer shall, as soon as possible, but in no event later than thirty (30) days following the Change in Control, make an irrevocable contribution to the Trust in an amount equal to the full amount credited to each Participant’s Account under the Plan as of the day before the date on which the Change in Control occurred.

At no time shall any Participant be deemed to have any lien, right, title or interest in or to any specific investment of such Trust, if one exists, or to any assets of the Employer. No term or condition of this Plan shall be construed to create a fiduciary relationship between the Company, any Employer, the Retirement Plan Committee, and any Participant or Beneficiary.
Each Employer shall be responsible for the payment of benefits to its Participants hereunder and shall share in the payment of such benefits (and may make contributions to any Trust established in connection with the Plan) in the proportion that the liabilities of its Participants bear to the liabilities of all Participants under this Plan.

ARTICLE VIII
ADMINISTRATION OF PLAN
8.1    Plan Administrator. The administration of the Plan shall be under the supervision of the Retirement Plan Committee. The Retirement Plan Committee shall consist of three or more individuals appointed by and serving at the pleasure of the Board. The duties of the Retirement Plan Committee shall be to designate Eligible Employees and to select the investment funds from which are determined the Declared Investment Rates to be offered to Participants for the purpose of making their Allocation Elections.
It shall be a principal duty of the Retirement Plan Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan without discrimination among them. The Retirement Plan Committee will have full power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, the Retirement Plan Committee’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:
(a)To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;
(b)To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;
(c)To decide all questions concerning the Plan (other than the eligibility of any person to participate in the Plan);
(d)To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan; and
(e)To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing.

8.2    Examination of Records. The Retirement Plan Committee will make available to each Participant such of his records under the Plan as pertain to him, for examination at reasonable times during normal business hours.
8.3    Reliance on Reports and Certificates. In administering the Plan, the Retirement Plan Committee will be entitled to the extent permitted by law to rely conclusively upon any information furnished by any Employer, Participant, Beneficiary, accountant, controller, attorney, actuary, consultant or other advisor, and any agent of the foregoing, as the case may be.
8.4    Action by the Retirement Plan Committee.
(a)Any action of the Retirement Plan Committee shall be taken only upon the vote or the affirmation expression of a majority of the committee members qualified to vote with respect to such action. If the members of the committee qualified to vote on any question are unable to determine such question by a majority vote or other affirmative expressions, the question shall be determined by the Board.
(b)Action of the Retirement Plan Committee may be taken without a meeting of the committee members; provided, however, that any action without a meeting shall be taken only upon the unanimous vote or affirmative expression of all the committee members qualified to vote with respect to such action; such action must be evidenced by written documentation thereafter.
(c)If a member of the committee is a Participant, he shall not participate in any decision which solely affects his own Accounts.
(d)The committee shall, for purposes of administering the Plan, choose a secretary who shall keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the committee on all persons claiming benefits under the Plan.
8.5    Nondiscriminatory Exercise of Authority. Whenever, in the administration of the Plan, any discretionary action by the Retirement Plan Committee is required, the Retirement Plan Committee shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.
8.6    Indemnification of Retirement Plan Committee. The Employer agrees to indemnify and to defend to the fullest extent permitted by law any employee serving as a member of the Retirement Plan Committee (including any employee or former employee who formerly served as a member of such committee) against all liabilities, damages, costs and expenses (including attorneys’ fees amounts paid in settlement of any claim approved by the Employer) occasioned by any act or omission to act in connection with the Plan, except such liability or expense as may result from the employee’s own willful misconduct or gross negligence. No member of a committee hereunder shall be liable for any act or omission of another member of the committee, except such liability as may result from his own willful misconduct or gross negligence.
8.7    Compensation, Indemnity and Liability.
(a)The members of the Retirement Plan Committee shall serve without bond and without compensation for their services as such. The expenses of the Retirement Plan Committee properly incurred in the performance of its duties under the Plan shall be paid by the Company.
(b)The Company shall indemnify and hold harmless each member of the Retirement Plan Committee against any personal liability or expense arising out of his membership on the Retirement Plan Committee, except such liability or expense as may result from his own willful misconduct or gross negligence. No member of the Retirement Plan Committee shall be liable for any act or omission of another member of the Retirement Plan Committee, or any act or omission of his own, excepting his own willful misconduct or gross negligence.

ARTICLE IX
MISCELLANEOUS
9.1    Alienability and Assignment Prohibition. A Participant’s or Beneficiary’s right to benefit payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiaries.
9.2    Binding Obligation of Employer and Any Successor in Interest. The Company expressly agrees that it shall not merge or consolidate into or with another corporation or sell substantially all of its assets to another corporation, firm or person until such corporation, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Company under this Plan.
9.3    Amendment or Termination. The Company expects the Plan to be permanent but, since future conditions affecting the Company cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend, modify or terminate the Plan at any time and for any reason (including a change or impending change in the tax laws of the United States or any state) by resolution of the Board. All amendments shall be stated in a written instrument signed by an officer on behalf of the Company. No amendment or termination of the Plan shall have the effect of (i) canceling or reducing in any way the amounts previously credited to any Participant’s Account, including deemed earnings thereon, or (ii) amending the Matching Contribution provided in Paragraph 3.3 with respect to the Participant’s Deferrals during the Plan Year in which such amendment is made.
Notwithstanding anything hereinabove to the contrary, upon and after a Change in Control of the Company, no amendment may be made to: (i) Paragraph 5.7, concerning lump sum payments after the Change in Control; (ii) the third paragraph of Article VII, concerning the Employer’s obligation to irrevocably fund the Trust after the Change in Control; or (iii) this Paragraph 9.3, concerning amendment or termination of the Plan.
In the event that the Plan is terminated, the Participant’s Deferral Election shall cease to be effective as of the effective date of the termination of the Plan. The termination of the

Plan shall not have the effect of canceling or reducing in any way amounts previously credited to any Participant’s Account. If the Plan is terminated, an amount equal to the full amount credited to each Participant’s Account shall be paid to the Participant or his Beneficiary in a lump sum within ninety (90) days after the effective date of the Plan termination.
Each Employer other than the Company may terminate its adoption of this Plan with respect to its employees upon appropriate Board of Directors action, but no Employer except the Company shall have the right to otherwise amend the Plan in any respect. Notwithstanding anything hereinabove to the contrary, a corporate liquidation, dissolution or reorganization which results in one or more Participants transferring their employment without interruption from the Employer involved to another Employer shall not result in a Distributable Event for such Participants, unless such corporate transaction is a Change in Control, as defined in Section 1.7.
9.4    Claims Procedure. In the event any claim by a Participant or Beneficiary is denied as to the amount and/or the method of payment under the Plan, such Participant or Beneficiary shall be given prompt notice in writing of such denial, which notice shall set forth the reason for the denial. The Participant or Beneficiary may, by filing notice in writing with the Board within sixty (60) days after the date of such notice of denial, request review of such denial. The Board shall review such denial, and shall state its decision, in writing, in a manner calculated to be understood, to the Participant or Beneficiary concerned.
9.5    Employment and Other Rights. This Plan creates no rights whatsoever in any Participant to continue in the employ of the Employer for any length of time, nor does it affect the right of any Participant to participate in or be covered by any other pension, profit sharing, welfare benefit, bonus or other supplemental compensation plan or fringe benefit program of the Employer.
9.6    Governing Law. To the extent not preempted by ERISA, this Plan shall be construed, administered, governed and enforced according to the laws of the Commonwealth of Virginia. If any provision of this instrument is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.7    Construction of Plan Provisions. Singular words used in this Plan may indicate the plural, the plural may indicate the singular, and the masculine may indicate the feminine. Headings of Sections and subsections of this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.
9.8    Successors and Assigns. This Plan shall inure to the benefit of, and be binding upon, the parties thereto, their successors and assigns, heirs, executors, administrators and legal representatives. Except as provided in Sections 5.2 and 5.10, the rights of any Participant or Beneficiary to and in any benefits under the Plan shall not be subject to assignment or alienation, and any purported transfer, assignment, pledge, encumbrance, or attachment of a Participant’s interest hereunder shall be void and of no effect. In the event of a dispute involving any individual’s right to receive payment with respect to a Participant’s Accounts, the Retirement Plan Committee or the Company may enter an interpleader action. Payment of the Accounts to a court of competent jurisdiction with proper notice to the appropriate parties in dispute shall be in full satisfaction of all claims against the Retirement Plan Committee and the Company as to the Accounts, and shall be equivalent to a receipt and release.
IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf by its duly authorized officer on the day and year first above written.
FERGUSON ENTERPRISES, INC.
By: /s/ Terry E. Hall
Title: Vice President

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